Exhibit 99.(k)

ALISON RYAN

AVP & Managing Assistant General Counsel II

Phone: 949-219-3268

Alison.Ryan@pacificlife.com

April 18, 2025

Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 9266

RE:	Pacific Life Insurance Company

Pre-Effective Amendment No.1 to Registration Statement on Form N-4

File No. 333-283966

I have acted as counsel to Pacific Life & Annuity Company (“PL&A”) in connection with the preparation and filing of the Registration Statement on Form N-4, filed by PL&A and Separate Account A of PL&A (File No. 811-09203) (“Separate Account”) with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, for the registration of interests in the Separate Account. The establishment of Separate Account A of PL&A on January 25, 1999, was authorized by resolution of the Board of Directors of PL&A adopted July 1, 1998, concerning the Separate Account as the separate account for assets applicable to the Individual Single Premium Deferred Variable Annuity Contracts (“Contracts”), pursuant to the provisions of A.R.S. Section (s) 20-2632, 20-651, 20-515, and 20-536.01 of the Insurance Code of the State of Arizona.

I have examined or caused to be examined the Registration Statement, including all related documents and exhibits, and reviewed such questions of law and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1. PL&A has been duly organized under the laws of the State of Arizona and is a validly existing corporation.

2. Separate Account A is duly created and validly existing as a separate account, pursuant to the aforesaid provisions of Arizona law.

3. The portion of the assets to be held in Separate Account A equal to the reserves and other liabilities under the Contracts and any other Contracts issued by PL&A that are supported by Separate Account A is not chargeable with liabilities arising out of any other business PL&A may conduct.

4.The Contracts have been duly authorized by PL&A and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of PL&A, except as limited by bankruptcy and insolvency laws affecting the right of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

By: /s/ Alison Ryan

Alison Ryan

Assistant Vice President & Managing Assistant General Counsel II